EXHIBIT 10.2

Acceptance of Restricted Stock Units Award

STRICTLY CONFIDENTIAL

Submit	Deadline	Status	Award Status
N/A	20-April-2022 17:00 (UTC+01:00)	Pending	Active

Congratulations!

You are hereby invited to participate in Zealand’s 2022 RSU plan for Board of Directors, and receive an Award of Restricted Stock Units, subject to the terms and conditions as set out below in the Award Agreement.

Award Details

Award Agreement

2022 RESTRICTED STOCK UNIT PLAN

for BOARD OF DIRECTORS

This Agreement (the "Award Agreement") on Restricted Share Units is entered into on April 20, 2022 between:

(1)	Zealand Pharma A/S, CVR no. 20 04 50 78, Sydmarken 11, DK-2860 Søborg, Denmark (the "Company") and

(2)	the person who has accepted this Award Agreement, thereby becoming a holder of Restricted Share Units (the “Participant”)

- the Company and the Participant hereinafter collectively referred to as the "Parties" and separately as a "Party"

1	Purpose

1.1	The purpose of this Award Agreement is to attract, retain and motivate the Participant by creating a common interest in the Company’s growth and the development of the share price. By offering RSUs (as defined below), the Company also wants to ensure the maximization of shareholder value of the Company.

1.2	This Award Agreement is entered into by the Parties as part of the Company's award of Restricted Share Units to the Company's Board of Directors (the "Board"), the Executive Management, and all employees (the "RSU Awards 2022").

1.3	It is underlined that the Participant - in relation to the Company - shall in the capacity as member of the Board be regarded as independent and not as an employee of the Company. Therefore, the member in question will not in relation to the Company be covered by the Danish Salaried Employees Act, the Danish Holiday Act, the Danish Employment Contracts Act or other legislation governing the legal relationship between employer and employee.

1.4	The Award Agreement is subject to the Company's Remuneration Policy as adopted by the general meeting at the Company's annual general meeting held on April 6, 2022.

2	Award of rsus

2.1	The Participant is awarded Restricted Stock Units in the Company free of charge (the "RSUs").

2.2	Each RSU entitles the Participant to receive one (1) share of nominally DKK 1 in the Company provided the vesting condition set out in Clause 3.3 is met (continued membership of the Board).

2.3	It is a condition for the award of RSUs as set out in this Award Agreement that the Participant is member of the Board at the date of this Award Agreement.

2.4	The award of RSUs under this Award Agreement does not entitle the Participant to future awards or participation in future reward plans.

3	Vesting of RSUs

3.1	The RSUs vest on the date of the Company's annual general meeting 2023 (the "Vesting Period").

3.2	The RSUs are not subject to any performance targets.

3.3	For the RSUs to vest, the Participant must have been a member of the Board throughout the entire Vesting Period.

4	ordinary delivery of shares

4.1	Subject to the Participant's continued membership of the Board, shares will automatically be delivered by the Company to the Participant at the first open trading window, as set out in the internal rules of the Company, following the expiry of the Vesting Period.

4.2	Shares shall be delivered by the Company free of charge.

4.3	Costs related to the transfer of shares to the Participant’s account in Global Shares will be borne by the Company.

4.4	Any sale of shares received by a Participant under this Award Agreement is subject to the provisions on insider trading applicable at any time.

5	EXTRAORDINARY VESTING AND DELIVERY OF SHARES BASED ON RSUs CONSIDERED VESTEd

5.1	In addition to the ordinary delivery of shares as set out in Clause 4, if a decision is made by the Board effective to all participants under the RSU Awards 2022, whereas the Board at any time during the Vesting Period may decide that the Company extraordinarily shall deliver shares based on RSUs to the Participant, such decision shall apply mutatis mutandis to this Award Agreement. The Board may decide so including, but not limited to, in connection with extraordinary events such as liquidation of the Company, the general meeting of the Company passes a resolution to merge or demerge the Company, significant divestments, a voluntary or mandatory public offer is made, a compulsory acquisition of the Company's shares pursuant to the Danish Companies Act, delisting of the Company, etc.

6	termination of office

6.1	If the Participant ceases to be a member of the Board in the Company during the Vesting Period - regardless of the reason - all the Participant's RSUs received as compensation for such Board membership shall automatically and without further notice or compensation lapse and become null and void. For the avoidance of doubt, if the Participant leaves the Board at the annual general meeting 2023 where the RSUs vest, the RSUs shall be considered vested.

6.2	If the Participant has received RSUs as compensation for a Committee membership, and ceases to be a member of such Committee during the Vesting Period - regardless of the reason - all the Participant's RSUs relating to such Committee membership shall automatically and without further notice or compensation lapse and become null and void. For the avoidance of doubt, if the Participant leaves the Committee at the annual general meeting 2023 where the RSUs vest, the RSUs shall be considered vested.

7	HOlding requirement

7.1	In accordance with the Company's Remuneration Policy, the Participant shall be subject to a holding requirement equal to an amount of DKK 300,000. With respect to the Participant:

•	the holding requirement shall be met within a period of 5 years from the date of the general meeting at which the Company's remuneration policy was approved. Until the holding requirement is met, the Participant shall refrain from disposing their shares awarded on the basis of RSUs, apart from disposals in order to satisfy their income tax liabilities arising from the award of RSUs under the Company's Remuneration Policy as adopted by the general meeting at the Company's annual general meeting held on 6 April 2022.

•	can include all shares that are held by the Participant prior to the date of signature of this Award Agreement.

8	Tax Implications

8.1	The tax implications related to the RSUs are a personal matter for the Participant. The Participant is encouraged to seek advice from a public accountant or another tax consultant at their own expense.

8.2	In the event that, as a consequence of the allotment of RSUs or the delivery of shares, the Company becomes obliged to pay any taxes, social security contributions or any other taxes or contributions, the Company reserves the right to postpone or prohibit delivery of the shares until such time as the Participant shall have paid to the Company, the relevant amount of such taxes, social security contributions or any other taxes or contributions. The Company reserves the right to (i) deduct the amount of such taxes, social security contributions or other taxes or contributions from the salary payable to the Participant, or (ii) to dispose all of or part of the shares in order to satisfy the Participant's obligations.

9	CHANGES IN THE COMPANY´S CAPITAL AND DIVIDEND

9.1	If the Company issues new shares, warrants, convertible bonds etc. that give the holder the right to subscribe for new shares in the Company; reduces or increases its share capital to any other price than the market price; merges as the surviving company; changes the nominal value of the shares; issues bonus shares or pays dividend, the number of RSUs shall not be adjusted. However, if the Board has made a decision to adjust the number of RSUs effective to all participants under the RSU Awards 2022, such decision shall apply mutatis mutandis to this Award Agreement. When calculating an adjustment, if any, the amount is to be rounded down to the next whole number of RSUs. Any adjustment of the number of RSUs under this Clause 9.1 cannot exceed a total number of 8,000 RSUs to the Participant.

9.2	If the Board decides to adjust the number of RSUs subject to Clause 9.1, the Company shall ask its auditor or an independent third party appointed by the Company to calculate whether the number of RSUs shall be adjusted and, if so, the adjustment to be made. The result of the calculation will be forwarded to the Company and then to the Participant. The auditor's or the other independent third party's calculation is final and binding on the Company and the Participant. The costs to the auditor or independent third party shall be paid by the Company.

9.3	If the Company pays any dividend, the number of RSUs is not to be adjusted unless otherwise generally decided under the RSU Awards 2022, which will then apply mutatis mutandis to this Award Agreement.

9.4	Until the shares have been delivered to the Participant pursuant to Clause 4, the Participant shall not have any right based on the Participant's holding of RSUs to vote at shareholders' general meetings of the Company, nor any right to receive dividends in respect of the RSUs.

10	CASH SETTLEMENT

10.1	If the Participant acquires the right to receive shares based on vested RSUs, the Company may decide to make the settlement in cash instead of delivering shares.

10.2	If the Company decides to settle in cash, the value of each share shall be determined based on the average closing share price of the shares for the three-day trading period following the latest open trading window prior to the latest date on which shares should have been delivered to the Participant.

11	Other terms and conditions

11.1	The RSUs are a personal right that cannot be assigned, pledged or used as payment to the Participant's creditors.

To the extent any provisions in this Award Agreement entitle the Board with certain rights or powers, the Board must utilize those rights or powers in such way that the Board is treated equally compared to the other participants under the RSU Awards 2022.

11.2	In one or several periods the Company may suspend or change the award of RSUs and/or the delivery of shares if the Company deems it necessary in order for the Company or its subsidiaries to comply with relevant Danish and foreign legislation and administrative rules and regulations. If due to the suspension, the RSUs and/or the shares cannot be awarded/delivered, the award/delivery will take place as soon as possible.

11.3	Should any provision of this Award Agreement be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions of the Award Agreement. The invalid provision shall be replaced by a provision permitted by statute which most closely approximates the intended economic result of the invalid provision.

12	Data protection

12.1	In accordance with the General Data Protection Regulation, the Participant is hereby informed that the personal data relating to the Participant's name, contact details, holding of RSUs and shares and remuneration will be processed to administer the RSUs, to ensure fulfillment of the Company’s contractual obligations toward the Participant, and to comply with applicable laws, regulations and court orders. The personal data will further be transferred to the online administration platform provider or to public authorities to the extent required in connection with the allocation or administration of the RSUs. More comprehensive information about the processing of the Participant’s personal data, including the Participant’s rights with respect to such processing, can be found on the Company’s intranet.

13	Governing Law and Venue

13.1	The construction, validity and performance of this Award Agreement shall be governed by and construed in accordance with the laws of Denmark without regard to conflicts of laws principles.

13.2	Any dispute, controversy or claim arising out of or relating to this Award Agreement, or its breach, termination or validity shall be settled by the Danish courts according to Danish law, unless the Company decides to settle the dispute by arbitration. Should the Company decide to do so, such dispute shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration. The place of the arbitration shall be Copenhagen, Denmark and the language of the proceedings shall be English, unless otherwise agreed. If more than one Participant becomes subject to arbitration proceedings, fully or partly due to the same set of factual circumstances, such parties agree that the cases can be dealt with jointly by one arbitration tribunal. The arbitration tribunal shall decide the distribution of costs connected with the arbitration case. The existence of an arbitration case as well as any ruling made by the arbitration tribunal shall be kept in strict confidence.

14	Acceptance of the terms

14.1	By signing this Award Agreement electronically, the Participant agrees, accepts and is aware of the provisions as set forth in this Award Agreement.

Award Acceptance

I accept, agree and is aware that I will be bound by the terms and conditions set out in the above Award Agreement including the Award Details.